Exhibit 10.4

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”), is entered into as of October 31, 2018 (the “Effective Date”), among CLS Massachusetts, Inc., a Massachusetts corporation (“Optionee”), CLS Holdings USA, Inc., a Nevada corporation (“CLS Holdings”), and In Good Health, Inc., a Massachusetts not-for-profit corporation (the “Company”). Company, CLS Holdings and Optionee are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company owns and operates a medical marijuana dispensary located at 1200 West Chestnut Street in the city of Brockton, Massachusetts and is seeking licensure from the Massachusetts Cannabis Control Commission (the “CCC”) to be able to grow, process and operate a dispensary to sell recreational marijuana in the Commonwealth of Massachusetts;

WHEREAS, within 10 business days following the Effective Date, the Company will convert to a Massachusetts for-profit corporation and elect “S” status with the Internal Revenue Service (the “Conversion”);

WHEREAS, upon the terms and subject to the conditions contained herein, the Company has agreed to grant to Optionee during the period beginning on the earlier of the date that is one year after the effective date of the Conversion and December 1, 2019 and ending on the date that is 60 days after such date (the “Option Period”), an exclusive option to acquire the Company (the “Option”) pursuant to a merger of CLS Massachusetts Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), all pursuant to the terms and conditions of this Agreement, the Agreement and Plan of Merger to be entered into by and among Optionee, Merger Sub and the Company if the Option is exercised on the terms hereof, in the form attached hereto as Exhibit A (the “Merger Agreement”) and the laws of the Commonwealth of Massachusetts;

 WHEREAS, the Company and the holders of equity interests in the Company following the Conversion are entering into a Stockholder’s Agreement in the form of Exhibit B (the “Stockholder’s Agreement”), pursuant to which such stockholders have or will have, among other things, agreed to vote in favor of the transactions contemplated by this Agreement and the Merger Agreement and agreed to waive any rights of appraisal such holders might have under the Massachusetts Business Corporation Act (“MBCA”);

WHEREAS, the stockholders of the Company who will have entered into the Stockholder’s Agreement as of the date of the Conversion together will own, beneficially and of record, 100% of the outstanding equity interests in the Company; and

WHEREAS, (i) the Board of Directors of the Company has determined that the Option and the Merger are each in the best interest of the Company and its stockholders and has approved and declared advisable this Agreement, the Merger Agreement (to the extent the Option is exercised on the terms hereof), the Stockholders Agreement and the transactions contemplated hereby and thereby and (ii) the Board of Directors of Optionee (or a duly authorized committee thereof) has approved this Agreement, the Merger Agreement (to the extent the Option is exercised on the terms hereof), and the other documents and transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

1.     Grant of Option to Acquire the Company. At any time during the Option Period, Optionee shall have an irrevocable option (the “Option”) to acquire the Company pursuant to the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, for a purchase price of Forty-Seven Million, Five Hundred Thousand Dollars ($47,500,000) (the “Purchase Price”), payable as follows: $35 million in cash, $7.5 million in the form of a five-year promissory note, and $5 million in the form of restricted common stock of CLS Holdings, plus a five-year promissory note in the original principal amount of $2.5 million issued to David Noble as consideration for a five-year non-competition agreement. Optionee shall exercise the Option by giving written notice to the Company of the exercise of the Option (the date such notice is delivered, the “Option Exercise Date”); provided that if Optionee does not exercise the Option on or prior to the date that is 30 days following the end of the Option Period (the “Option Termination Date”), the Loan Amount (as defined in Section 2 below) shall be reduced to Two Million, Five Hundred Thousand Dollars ($2,500,000) as a break-up fee (the “Break-Up Fee”); and provided further that there shall be no reduction to the Loan Amount and the Break-Up Fee shall not apply in the event of a Purchase Exception (as defined in Section 3 below).

2.     Consideration for the Option. Upon the execution of this Agreement, CLS Holdings, the parent company of Optionee, shall make a loan to the Company (the “Loan”), as consideration for the Option, in the principal amount of Five Million Dollars ($5,000,000.00) (the “Loan Amount”), subject to the terms and conditions and in reliance upon the representations and warranties of the Company set forth in the Loan Agreement, in the form attached hereto as Exhibit C (the “Loan Agreement”). The Loan is or will be evidenced by a secured promissory note of the Company, the form of which is attached hereto as Exhibit D (including all renewals, extensions, amendments and restatements thereof, the “Note”), and a Security Agreement, the form of which is attached as Exhibit E (the “Security Agreement,” and together with the Loan Agreement and the Note, the “Loan Documents”). The Note shall bear interest at the rate of 6% per annum and shall mature, and all outstanding principal, accrued interest and any other amounts due thereunder, shall become due and payable in full on the third anniversary of the issuance of the Note.

3.     Purchase Exceptions. Notwithstanding any provision in this Agreement to the contrary, Optionee shall not be obligated to exercise the Option if any of the following have occurred or are reasonably likely to exist as of the Option Termination Date (collectively, the “Purchase Exceptions”):

(a)

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the trailing twelve months is less than Five Million Dollars ($5 million); provided, however, that in this event, Optionee shall have the option to exercise the Option and reduce each component of the Purchase Price by a proportionate amount by which the Company’s EBITDA is less than $5 million;

(b)	David Noble is unable or unwilling to become employed by Optionee on the terms set forth in the Employment Agreement to be entered into by and between

Optionee and David Noble on the Merger Execution Date (as defined herein), in the form attached hereto as Exhibit F (the “Employment Agreement”);

(c)

The Company has not received all necessary governmental licenses, including all state, local and federal licenses, as applicable, to grow, process and operate a dispensary to sell recreational marijuana in the Commonwealth of Massachusetts;

(d)	The Company has violated any applicable Laws or has been notified in writing by an applicable regulator that it has violated any applicable Laws, even if the Company disputes such allegations;

(e)

Subject to Section 4, the Company has not delivered the following financial statements, prepared in accordance with U.S. generally accepted accounting practices (“GAAP”), to Optionee at least 45 days prior to the anticipated closing of the Merger: audited financial statements, including balance sheet, income statement, statement of cash flows and statement of stockholder’s equity, for its two most recently completed fiscal years and unaudited financial statements for each quarter (and year to end of each such quarter) and for the comparable period of the prior year, which unaudited financial statements have been reviewed by the Company’s auditors, and which financial statements are accompanied by an unqualified report (where audited) or review report (where unaudited) of the Company’s auditors (collectively, the “Company Financial Statements”);

(f)	The Company no longer holds all cannabis licenses it holds on the Effective Date or the Company no longer leases a property that it leases on the Effective Date; or

(g)	The occurrence of a default or an event of default under any of the Loan Documents, as such terms are defined in the respective Loan Documents.

4.     Extension to Option Termination. If the Company has not delivered the Company Financial Statements to Optionee not less than 30 days prior to the Option Termination Date, Optionee may either, at its option, (i) extend the Option Termination Date by up to 90 days to provide the Company an opportunity furnish the Company Financial Statements, or (ii) extend the Option Termination Date by 90 days and appoint auditors of Optionee’s choosing and at the Company’s expense to conduct an audit and review, as applicable, of the Company Financial Statements. If the Company delivers the Company Financial Statements within such extension period provided by this Section 4, and assuming all other conditions have been met for Optionee to exercise the Option, the Parties shall close the Merger within 30 days after the delivery by the Company of such Company Financial Statements.

5.     The Company’s Deliveries. Concurrently with the execution and delivery of this Agreement, the Company is delivering to Optionee all of the following (collectively, the “Company Ancillary Documents”):

(a)	The Loan Agreement, duly executed by the Company;

(b)	The Note, duly executed by the Company;

(c)	The Security Agreement, duly executed by the Company;

(d)	Settlement Agreement with Gerald Freid, duly executed by the Company, Andrea Noble and David Noble; and

(e)	Stockholder’s Agreement, duly executed by the Company, Andrea Noble and Gerald Freid, but which shall be held in escrow until after the Conversion is effective.

6.     Optionee’s Deliveries. Concurrently with the execution and delivery of this Agreement, Optionee is delivering to the Company all of the following (collectively, the “Optionee Ancillary Documents”):

(a)	The Loan Agreement, duly executed by CLS Holdings; and

(b)	The Security Agreement, duly executed by CLS Holdings.

7.     Actions Upon Exercise of the Option. In the event that Optionee exercises the Option:

(a)     Optionee shall, on the Option Exercise Date, deliver to the Company a certificate, dated the date of its delivery and duly executed by the Chief Executive Officer of Optionee, certifying that: (i) between the date hereof and the Option Exercise Date, there has been no material breach by Optionee in the performance of any of its covenants and agreements herein; (ii) as of the Option Exercise Date, none of the representations and warranties of Optionee contained herein that is qualified as to materiality is untrue or incorrect in any respect except for such changes therein as are specifically permitted by this Agreement; and (iii) as of the Option Exercise Date none of the representations and warranties of Optionee contained herein that is not qualified as to materiality is untrue or incorrect in any material respect except for such changes therein as are specifically permitted by this Agreement;

(b)     the Company shall, not later than five (5) business days after the Option Exercise Date, deliver to Optionee:

(i)     a certificate (the “Bring-Down Certificate”), dated the date of its delivery and duly executed by the Chief Executive Officer of the Company, certifying that: (A) between the date hereof and the date of the Bring-Down Certificate, there has been no material breach by the Company in the performance of any of its covenants and agreements herein; (B) as of the date of the Bring-Down Certificate, none of the representations and warranties of the Company contained herein that is qualified as to materiality is untrue or incorrect in any respect; (C) as of the date of the Bring-Down Certificate, none of the representations and warranties of the Company contained herein that is not qualified as to materiality is untrue or incorrect in any material respect; and

(ii)     any necessary update to the information set forth in Exhibit G hereto delivered by the Company to Optionee on the date hereof (the “Updated Schedules”), which Updated Schedules shall consist solely of information regarding circumstances, facts, events or conditions that have arisen, occurred or come into existence after the date hereof with respect to any of the Company’s representations and warranties contained in Section 8 hereto (the “Updated Representations”); provided that such Updated Schedules shall not (A) correct, supplement or amend the disclosures set forth in Exhibit G hereto delivered on the date hereof for purposes of the representations and warranties made by the Company as of the date hereof or (B) change the nature or scope of the applicable Updated Representations by effectively amending or modifying the language contained in such Updated Representations as opposed to merely listing exceptions thereto; and

(iii)     if the Bring-Down Certificate is accompanied by Updated Schedules, within five (5) business days following Optionee’s receipt of such Bring-Down Certificate and Updated Schedules from the Company, Optionee may at its option deliver a written notice (the “Exercise Withdrawal Notice”) to the Company stating that Optionee desires to withdraw its exercise of the Option. If Optionee delivers the Exercise Withdrawal Notice, the delivery of such Exercise Withdrawal Notice shall be deemed to be a termination of this Agreement and, except as provided in Section 3, Optionee shall be required to pay the Break-Up Fee in the form of the reduction in the Loan Amount, as set forth in Section 1. If Optionee does not deliver an Exercise Withdrawal Notice, the Company and Optionee shall cause Merger Sub to, execute and deliver the Merger Agreement no later than three (3) business days after the later of (A) the date of delivery of the Bring-Down Certificate, and (B) if the Bring-Down Certificate is not delivered pursuant to Section 7(b)(i), the date by which the Bring-Down Certificate was to be delivered pursuant Section 7(b) and (C) if the Bring-Down Certificate is accompanied by Updated Schedules, the earlier of (x) the date by which the Exercise Withdrawal Notice may be delivered by Optionee pursuant to this Section 7(b)(iii) and (y) the date on which Optionee delivers written notice to the Company that it will not deliver an Exercise Withdrawal Notice (the date of such execution and delivery of the Merger Agreement, the “Merger Agreement Execution Date”); provided that in the case described in clause (B) above, Optionee may at its sole option elect not to enter into the Merger Agreement upon the failure of the Company to deliver the Bring-Down Certificate by delivery of written notice of such determination at any time prior to the expiration of the three (3) business day period during which the Merger Agreement is to be executed pursuant to this sentence and upon delivery of such notice the Option shall remain outstanding and this Agreement shall remain in full force and effect. Contemporaneously with the execution of the Merger Agreement, the Company and Optionee, as applicable, shall, and Optionee shall cause Merger Sub to, execute and deliver such other agreements, documents, instruments and certificates as are contemplated by the Merger Agreement to be executed and delivered by such party concurrently therewith, including schedules to the Merger Agreement responsive to the representations and warranties of the Company made in Article III thereof, which schedules shall be consistent in all respects with the Schedules delivered by the Company in response to the representations and warranties of the Company made by Section 8 hereto.

8.     Company’s Representations and Warranties. As an inducement to Optionee to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Optionee as follows as of the Effective Date and as of the Option Exercise Date, if applicable:

(a)     The Company has full corporate power and authority to execute, deliver and perform this Agreement, all of the Company Ancillary Agreements and the Merger Agreement. The execution, delivery and performance of this Agreement, the Company Ancillary Agreements and, to the extent the Option is exercised on the terms hereof, the Merger Agreement (together with the other instruments, documents and agreements contemplated by or to be executed in connection with the transactions contemplated by the Merger Agreement) by the Company have been duly authorized and approved by the Company’s board of directors and, other than with respect to the Merger Agreement, to the extent required by the Company’s Articles of Organization or any agreement to which the Company is a party, by the requisite number of the Company’s stockholders and do not require any further authorization or consent of the Company or its stockholders.

(b)     This Agreement is a valid and legally binding obligation of the Company and is fully enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement, by the Company do not and will not violate (i) any law, statute, ordinance, rule, regulation or interpretation (collectively referred to as "Laws") of any state or local government (collectively referred to as "Governments") or any agency, bureau, commission, or instrumentality of any Governments (collectively referred to as "Governmental Agencies"); (ii) any judgment, injunction, order, writ, or decree of any court, arbitrator, Government, or Governmental Agency by which the Company or any of its assets is bound; or (iii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which the Company is a party or by which the Company or any of the Company's assets or properties are bound. The Company has conducted and is conducting the Company's business in compliance with all applicable Laws of all Governments and Governmental Agencies.

(c)     Neither the real or personal properties owned, leased, operated, or occupied by the Company, nor the use, operation, or maintenance thereof (i) violates any Laws of any Government or Governmental Agency, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding, or arrangement. Except as disclosed to Optionee in Exhibit G attached hereto and incorporated herein as if copied verbatim, the Company possesses all licenses, permits, consents, approvals, authorizations, qualifications, and orders (collectively referred to as “Permits”) of all Governments and Governmental Agencies lawfully required to enable the Company to conduct the Company's business. All of the Permits are in full force and effect, and no suspension, modification, or cancellation of any of the Permits is pending or threatened.

(d)     Except as disclosed to Optionee in Exhibit G, to the best of the Company's knowledge there is no action, suit, proceeding, claim, arbitration, or investigation by any Government, Governmental Agency, or other person (i) pending to which the Company is a party, (ii) threatened against or relating to the Company or any of the Company's assets or businesses, (iii) challenging the Company's right to execute, deliver, perform under, or consummate the transactions contemplated by this Agreement, or (iv) asserting any right with respect to any of the Company’s equity securities or the Company's assets, and there is no basis for any such action, suit, proceeding, claim, arbitration, or investigation.

(e)     The Company has duly and timely filed with all appropriate Governmental Agencies, all tax returns, information returns, and reports required to be filed by the Company. The Company has paid in full all taxes (including taxes withheld from employees’ salaries and other withholding taxes and obligations), interest, penalties, assessments, and deficiencies owed by the Company to all taxing authorities. Complete and correct copies of: (i) the income tax returns of the Company for the Company's three most recent fiscal years, as filed by the Company with the Internal Revenue Service (the “IRS”) and all state taxing authorities (collectively, the “Returns”); (ii) all audit reports received by the Company during the last three years and issued by the IRS or any state taxing authorities; and (iii) all consents and agreements entered into by the Company during the last three years with the IRS or any state taxing authorities (collectively, the “Tax Agreements”) have been provided to Optionee. All information reported on the Returns is true, accurate, and complete. The Company has paid all claims by the IRS or any state taxing authorities for taxes due and payable by the Company. The Company is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Governmental Agency.

(f)     Except as disclosed to the Company in Exhibit G, the Company has sole and exclusive good and merchantable title to all the personal property used and / or owned by it, free and clear of all pledges, claims, liens, restrictions, security interests, charges, and other encumbrances, except for the security interests contemplated by the Security Agreement. All of the Company’s personal property is in good repair and good operating condition, fit for its intended purposes.

(g)     At all times prior to the Effective Date, the Company has complied, and on the Option Exercise Date, if applicable, the Company will be in compliance, in all material respects with all Environmental and Safety Requirements (as hereafter defined), and Company has not received any notice, report, or information (including information that litigation, investigation or administrative or action of any kind are pending or threatened) regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or any corrective, investigatory, or remedial obligations, arising under Environmental and Safety Requirements relating to the Company's business or the use of any of its assets. For the purposes of this Agreement, "Environmental and Safety Requirements" means all present requirements of any applicable Governmental Agency and all contractual obligations of Company relating to the discharge of air pollutants, water pollutants, or process waste water or petroleum products or otherwise relating to health, safety, the environmental or hazardous substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, and any and all other comparable state or local laws relating to public health and safety or work health and safety. No Hazardous Substances (as hereafter defined) have been or are currently located at, in, or under or about the Company’s premises in a manner which: (i) violates in any material respect any applicable Environmental and Safety Requirements, or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental and Safety Requirements. For purposes of this Agreement, "Hazardous Substances" has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and expressly includes petroleum, crude oil and any fraction thereof.

(h)     Except as disclosed to the Optionee in Exhibit G, the Company has not suffered any material adverse change in its assets or liabilities, in its condition, financial or otherwise, or in its business, properties, earnings, or net worth during the past three (3) years.

(i)     Except as disclosed to the Optionee in Exhibit G or as otherwise incurred in the ordinary course of business, Company has not: (i) incurred any indebtedness, obligation, or liability (contingent or otherwise), in excess of $1,000.00, (ii) mortgaged, pledged, or subjected to lien, charge, security interest, or other encumbrance any of its assets or properties, or (iii) sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of its assets or properties except in the ordinary course of business.

(j)     The Company has delivered or caused to be delivered to Optionee its audited balance sheet, income statement and statement of cash flows at and for the year ended December 31, 2017, together with the unqualified report of its auditors thereon, and its unaudited but reviewed balance sheet, income statement and statement of cash flows for the quarter ended September 30, 2018 (collectively, the “Historical Financial Statements”). The Historical Financial Statements are true, complete and accurate in all material respects, and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Company’s operations for the periods specified therein. The Historical Financial Statements have been prepared in accordance with U.S. GAAP consistently applied from period to period, subject in the case of interim unaudited statements to normal year-end adjustments (that will not be material in either type or amount) and to the absence of notes.

(k)     The Company has made available to Optionee all its tax, accounting, corporate, and financial books and records, including any financial statements, and other due diligence materials requested by Optionee. The books and records, financial statements, and other due diligence materials pertaining to the Company's business made available to Optionee are true, correct, and complete, and have been maintained on a current basis.

(l)     The Company has provided to Optionee copies of all insurance policies of the Company. Each insurance policy is in full force and effect, is valid and enforceable, and the Company is not in breach of or in default under any such policy. Company has no notice of or any reason to believe that there is any actual, threatened, or contemplated termination or cancellation of any insurance policy.

(m)     The Company has provided to Optionee a copy of all contracts to which it is a party ("Contracts"). Each of the Contracts is in full force and effect, is valid and binding on each of the parties thereto, and is fully enforceable by the Company against the other party thereto in accordance with its terms. The Company has no notice of, or any reason to believe that there is or has been any actual, threatened, or contemplated termination or modification of any of the Contracts. No party to any of the Contracts is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice, or election, may become a breach or default by the Company or any other party to or under any of the Contracts.

(n)      The Company owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, domain names, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Company.

(o)     The shares of the Company’s securities that are subject to the Stockholder’s Agreement will be, if voted in favor of the Merger, sufficient to authorize and approve the Merger pursuant to the Company’s Articles of Organization, the MBCA and the Stockholder’s Agreement.

(p)     Neither the Company nor any person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and the Merger Agreement.

(q)     This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained in this Agreement not misleading. There is no fact known to the Company that is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or the Company's financial condition, results of operations, business, or prospects.

9.     Optionee’s and CLS Holdings’ Representations and Warranties. As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Optionee and CLS Holdings hereby represent and warrant to the Company as follows as of the Effective Date and as of the Option Exercise Date, if applicable:

(a)     Optionee and CLS Holdings have full corporate power and authority to execute, deliver and perform this Agreement, all of the Optionee Ancillary Agreements and the Merger Agreement. The execution, delivery and performance of this Agreement, the Optionee Ancillary Agreements and, to the extent the Option is exercised on the terms hereof, the Merger Agreement (together with the other instruments, documents and agreements contemplated by or to be executed in connection with the transactions contemplated by the Merger Agreement) by Optionee and CLS Holdings have been duly authorized and approved by Optionee’s and CLS Holdings’ boards of directors and do not require any further authorization or consent of Optionee or its stockholders or CLS Holdings or its stockholders.

(b)     This Agreement is a valid and legally binding obligation of Optionee CLS Holdings and is fully enforceable against Optionee and CLS Holdings in accordance with its terms. The execution, delivery and performance of this Agreement by Optionee and CLS Holdings has been duly authorized by all necessary action and does not violate, conflict with, or require the consent or approval of any third party pursuant to any state or local law or regulation applicable to Optionee or CLS Holdings or any contract or legally binding obligation to which Optionee or CLS Holdings is subject.

(c)     The execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement, by Optionee and CLS Holdings do not and will not violate (i) any Laws of any Governments or any Governmental Agencies; (ii) any judgment, injunction, order, writ, or decree of any court, arbitrator, Government, or Governmental Agency by which Optionee or CLS Holdings or any of their assets are bound; or (iii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which Optionee or CLS Holdings is a party or by which Optionee, CLS Holdings or any of Optionee’s or CLS Holdings’ assets or properties are bound.

(d)     Neither Optionee nor any person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and the Merger Agreement.

(e)     The Optionee and CLS Holdings have had such opportunity as each has deemed adequate to obtain from management of the Company such information about the business and affairs of the Company as is necessary to permit the Optionee and CLS Holdings to evaluate the merits and risks of the Option. The Optionee and CLS Holdings have sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the exercise of the Option.

(f)     The Optionee and CLS Holdings have delivered to the Sellers true and complete copies of the executed Commitment Letter, which is in full force and effect as of the date hereof and constitutes the legal, valid and binding obligation of the Optionee and CLS Holdings, and, to the knowledge of the Optionee and CLS Holdings, each of the other parties thereto. Prior to the date hereof, the commitment contained in each Commitment Letter has not been withdrawn or rescinded in any respect or otherwise amended or modified in any respect. As of the date hereof, other than as expressly set forth in or contemplated by the Commitment Letter, there are no agreements, side letters or other arrangements relating to the financing of the payments set forth Section 1 that would impose new or additional conditions or otherwise adversely expand upon the Purchase Exceptions set forth in Section 3. As of the date hereof, the Optionee and CLS Holdings are not in material breach of any of the terms or conditions set forth in any Commitment Letter and, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default by the Buyer under a Commitment Letter. As of the date hereof, the Optionee and CLS Holdings have fully paid any and all commitment fees or other fees on the dates and to the extent required by any Commitment Letter. There are no conditions precedent related to the funding of the full amounts set forth in Section 1, other than as set forth in or contemplated by the Commitment Letter.

(g)     Assuming the truth and accuracy of the representations and warranties set forth in Section 8, immediately after the Merger and any financing arrangements incurred by the Optionee and CLS Holdings in connection therewith: (a) the Company will have adequate capital to carry on its business and (b) the Company will be able to pay its liabilities as they mature or otherwise become due.

(h)     To the Optionee’s and CLS Holdings’ knowledge, there is no fact, circumstance or condition regarding the Optionee or CLS Holdings that would reasonably be likely to cause a Governmental Authority to determine that the Optionee is unsuitable to obtain any approvals of Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.

(i)     This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained in this Agreement not misleading. There is no fact known to the Optionee and CLS Holdings that is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties of Optionee or CLS Holdings contained in this Agreement.

10.     Action Prior to the Option Termination Date. The Parties hereto covenant and agree to take the following actions between the date hereof and the earlier of the Option Termination Date or, if the Option is exercised prior to the Option Termination Date, the Merger Agreement Execution Date:

(a)     The Company shall operate and carry on its business in the ordinary course and/or in a manner consistent with past practice and, to the extent consistent therewith, keep and maintain its assets and properties in good operating condition and use its commercially reasonable efforts consistent with good business practice to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with material customers, suppliers, contractors, licensors, licensees and others having business dealings with it (except, in each case, with the prior written approval of Optionee).

(b)     The Company shall (i) preserve and maintain all of its Permits, (ii) not take any action which would result in the cancellation or forfeiture of any regulatory permits, approvals and certificates or that would have the purpose or effect of causing any Permit not to be in full force and effect, and (iii) take all action necessary for the CCC to issue a provisional license and a final license to the Company for the sale of marijuana for recreational use.

(c)     Without the prior written consent of Optionee, the Company shall not:

(i)

except as set forth in Section 10(e), issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including any rights, warrants or options to acquire any shares of its capital stock or other securities);

(ii)	except as set forth in Section 10(e), amend its articles of organization, by-laws or similar organizational documents;

(iii)

acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(iv)	alter through merger, liquidation, reorganization, restructuring or in other fashion its corporate structure;

(v)	voluntarily dissolve or liquidate;

(vi)

file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar requirements of Law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case under any such requirements of Law or apply for or consent to the appointment of a rescuer, liquidator, assignee, custodian or trustee (or similar office) of the Company;

(vii)	except for the capital expenditures to be funded by the Loan, make or incur any new capital expenditures in excess of $200,000 (individually or in the aggregate);

(viii)	create, incur or assume any indebtedness (or enter into any agreement, understanding, obligation or commitment to do so); or

(ix)

enter into, adopt or amend any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law and other than in the ordinary course of business; provided that no such plan, agreement or arrangement (or amendment thereto) shall provide for severance or similar payments.

(d)     The Company shall deliver or make available to Optionee a copy of each application, communication, report, schedule and other document submitted, filed, or received by the Company pursuant to applicable Laws, including all information related to the Company’s cannabis licenses and applications for licensure, and any correspondence with the CCC, any taxing authority, and the U.S. Patent and Trademark Office.

(e)     Within ten (10) business days after the Effective Date, the Company shall take all action necessary to effectuate the Conversion. Within five (5) business days prior to such Conversion, the Company shall provide Optionee with copies of the draft articles of organization and by-laws of the for-profit entity for Optionee’s review, and such documents shall be subject to Optionee’s reasonable approval. The stockholders of the “for profit” entity shall be Andrea Noble (75% of the outstanding shares) and Gerald Freid (25% of the outstanding shares) and such ownership shall not change at any time prior to the end of the Option Period or the Option Exercise Date (the last to occur of such events is referred to as the “Restriction Termination Date”). The Company shall not issue any of its securities to any other person or entity prior to the Restriction Termination Date. Simultaneously with the Conversion, all of the stockholders of the Company shall execute the Stockholders’ Agreement.

(f)     If any asset of the Company is damaged by fire or other casualty prior to the Restriction Termination Date, the Company shall be obligated to promptly repair the same. Should any Company asset fail or be damaged between the date of this Agreement and the Restriction Termination Date, then the Company shall be liable for the repair or replacement of such asset with a unit of similar size, age and quality.

(g)     Commencing nine (9) months after the date that the Loan Amount is received by the Company, the Company shall afford the officers, employees and authorized representatives of Optionee (including independent public accountants and attorneys) reasonable access, upon three (3) business days’ notice (provided, that with respect to Optionee’s and/or Optionee’s auditors’ request for, and access to, financial records and information that are required for Optionee to prepare its financial statements or for Optionee’s auditors to review, audit or perform other procedures on Optionee’s financial statements, Optionee and Optionees’ auditors shall only be required to provide reasonable advance notice and shall not be limited in the number of visits it may make), during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company to the extent Optionee shall deem necessary or desirable and shall furnish to Optionee or its authorized representatives such additional information concerning the assets, properties, operations and businesses of the Company as shall be reasonably requested, including all such information as shall be necessary to enable Optionee or its representatives to verify the accuracy of the representations and warranties contained in this Agreement and to verify that the covenants of the Company contained in this Agreement are being and have been complied with. Optionee agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company.

(h)     The Company shall:

(i)

deliver to Optionee as soon as practicable, but in any event within one-hundred fifteen (115) days after the end of the Company’s fiscal year, an income statement for such fiscal year, a balance sheet as of the end of such year and a cash flow statement for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. GAAP consistently applied, and audited and certified by the Company’s independent public accountants, and additionally, the Company shall deliver a draft of such year-end financial reports to Optionee as soon as practicable, but in any event within one-hundred ten (110) days after the end of each fiscal year of the Company; and

(ii)

deliver to Optionee as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement for such fiscal quarter, an unaudited balance sheet as of the end of such fiscal quarter and an unaudited cash flow statement for such fiscal quarter; and

(iii)	deliver to Optionee as soon as reasonably practicable, additional supporting financial information as mutually agreed upon by Optionee and the Company.

(i)     Each Party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect on the Option Exercise Date and (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or the Merger Agreement.

(j)     The Company shall promptly notify Optionee of any lawsuit, claim, proceeding or investigation that is threatened in writing (or, if not threatened in writing, is otherwise material to the Company), brought, asserted or commenced against the Company.

(k)     If (i) the Company becomes aware of any consent, approval or waiver from any person that is party to an agreement with the Company that is required for the exercise of the Option or the consummation of the transactions contemplated by the Merger Agreement which has not been obtained prior to the date hereof, or (ii) the Company receives any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or the Merger Agreement, the Company shall immediately notify Optionee in writing thereof and, at Optionee’s request, the Company will act diligently and reasonably in attempting to obtain, before the Option Termination Date, such consent, approval or waiver, in form and substance reasonably satisfactory to Optionee; provided that neither the Company nor Optionee shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that the Company shall not make any agreement or understanding adversely affecting its assets or its business as a condition for obtaining any such consents or waivers except with the prior written consent of Optionee. During the period prior to the Option Termination Date, Optionee shall act diligently and reasonably to cooperate with the Company in attempting to obtain the consents, approvals and waivers contemplated by this Section 10(k).

(l)     The Company and Optionee shall act diligently and reasonably, and shall cooperate with each other, in attempting to obtain any consents and approvals of any Governmental Agency required to be obtained by them in order to consummate the transactions contemplated by the Merger Agreement; provided, that the Company shall not make any agreement or understanding adversely affecting its assets or its business as a condition for obtaining any consents or approvals described in this Section 10(l) except with the prior written consent of Optionee.

(m)     The Company shall not, nor shall it authorize or cause any of it’s affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement with respect to, otherwise approve or recommend, or consummate any Acquisition Proposal or (iii) except to the extent required by Law as advised by outside counsel to the Company in writing (with a copy provided to Optionee), participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (it being understood that no such action permitted by this clause (iii) shall relieve the Company of any of its obligations under this Agreement). Without limiting the foregoing, it is understood that any violation, of which the Company had knowledge at the time such violation occurred, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee or other adviser or representative of the Company or any of its affiliates, whether or not such person is purporting to act on behalf of the Company or any of its affiliates or otherwise, shall be deemed to be a breach of this Section 10(m) by the Company. The Company promptly shall advise Optionee of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal, including keeping Optionee promptly advised of the status and material terms (including a copy of any written proposal) and the identity of the Person making such inquiries or Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal for a merger or other business combination involving the Company or any of its affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its subsidiaries or a material portion of the assets of the Company.

(n)     The Company shall take all action required to be taken by it in order to exempt this Agreement, the Merger Agreement and the Merger from, and this Agreement, the Merger Agreement and the Merger are exempt from, the requirements of any “fair price,” “moratorium,” “control share acquisition,” “business combination” statute or other similar anti-takeover statute or regulation enacted under any requirements of Laws, or any takeover provision in the Articles of Organization or the Company’s by-laws.

11.     Indemnification.  The Company hereby agrees to indemnify and hold harmless Optionee from and against all losses, liabilities, damages, deficiencies, costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (“Losses”) which Optionee may incur in connection with any material inaccuracy in or any material breach of any representation, warranty, covenant or agreement of the Company. The indemnification provided for in this Section 11 shall terminate on the earlier of the Merger Agreement Execution Date or the Option Termination Date, except that indemnification shall continue as to (i) the covenants of the Company set forth in Sections 23, 25 and 26, as to all of which no time limitation shall apply, and (ii) any Loss of which Optionee has notified the Company on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11, as to which the obligation of the Company shall continue until the liability of the Company shall have been determined, and the Company shall have reimbursed Optionee for the full amount of such Loss in accordance with this Section 11.

12.     Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the federal or state courts located within Suffolk County, Massachusetts and agree that any courts shall have exclusive jurisdiction and venue over any disputes arising out of or relating to this Agreement, without regard to choice of law.

13.     Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

14.     Entire Agreement; Integration. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

15.     Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the execution and delivery of this Agreement; provided, however, that the representations and warranties contained in Sections 8 and 9 shall terminate on the earlier of the Merger Agreement Execution Date or the Option Termination Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Section 8 or 9 or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 15.

16.     Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by each of the Parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

17.     Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the Parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Neither of the Company nor the Optionee may assign its rights and obligations under this Agreement, except with the prior written consent of the other Party.

18.     Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier (upon receipt) or sent by email (with confirmation of receipt), or 5 business days after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the Party to be notified at such Party's address as set forth on the signature page, as subsequently modified by written notice delivered in accordance with this provision, or if no address is specified on the signature page, at the most recent address set forth in the Company's books and records.

19.     Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

20.      Further Assurances. Upon a Party's reasonable request, the other Party or Parties shall, at the requesting Party’s sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, as are reasonably necessary to give full effect to this Agreement. Each Party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such Party with respect to this Agreement and will promptly cooperate with and furnish information to the other Party in connection with any such requirements imposed upon such other Party in connection with this Agreement.

21.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or electronic copy will have the same force and effect as execution of an original, and both a facsimile signature and electronic signature will be deemed an original and valid signature.

22.     Electronic Delivery. Either Party may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable Law or the Company's articles of organization or bylaws by email or any other electronic means. Each Party hereby consents to (i) conduct business electronically and (ii) receive such documents and notices by such electronic means.

23.     Legal Costs. The Parties will each be responsible for their own legal costs and expenses incurred in connection with the proposed transactions contemplated by this Agreement.

24.     Time Is of the Essence. Time is of the essence in the performance of all transactions required by this Agreement. Any failure by the Company or Optionee to perform any of their respective obligations in a timely fashion and without delay, or by a specified date, shall constitute a material breach of this Agreement.

25.     Confidentiality. The Parties shall maintain the terms of this Agreement and any related materials or information in the strictest confidence, and shall not share with any other individuals or entities, other than the Parties’ attorneys and agents, any of the terms, conditions or information related to this Agreement, except where required to be disclosed by applicable Laws, and this paragraph shall survive the termination of this Agreement.

26.     No Public Announcement. Neither the Company nor Optionee shall, without the prior written approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that either Party shall be so obligated by requirements of Law, in which case the other Party shall be advised and the Parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations.

27.     Good Faith. The Parties shall act in good faith and fair dealing, taking all reasonable action within their capability necessary to render their representations and warranties accurate, to consummate their covenants on a timely basis, and to negotiate in good faith.

ANY OPPORTUNITIES REGARDING MARIJUANA HEREBY CONTEMPLATED INVOLVE A HIGH DEGREE OF RISK. THE PROPOSED PROJECT IS IN DIRECT VIOLATION OF THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA IN REGARD TO DISPENSING, CULTIVATING, INFUSING, POSSESSING, USING, AND SELLING MARIJUANA. THE PARTIES AGREE THAT THEY SHALL NOT RAISE ANY DEFENSE THAT THIS AGREEMENT IS VOID AGAINST PUBLIC POLICY OR OTHERWISE ILLEGAL AS A DEFENSE IN ANY REGARD.

EACH UNDERSIGNED PARTY HAS READ OR HAS HAD READ TO IT THE

FOREGOING AND ACKNOWLEDGES THAT IT FULLY UNDERSTANDS THE TERMS SET FORTH IN THIS AGREEMENT. EACH UNDERSIGNED PARTY ACKNOWLEDGES THAT IT HAS CONSULTED WITH, OR HAS HAD THE OPPORTUNITY TO CONSULT WITH, LEGAL COUNSEL OF ITS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

CLS Massachusetts, INC.

By: /s/ Jeffrey Binder

Name: Jeffrey Binder

Title:  Chairman and

Chief Executive Officer

CLS HOLDINGS USA, INC.

By: /s/ Jeffrey Binder

Name: Jeffrey Binder

Title:  Chairman and

Chief Executive Officer

IN GOOD HEALTH, INC.

By: /s/ David Noble

Name:  David Noble

Title:    President

EXHIBIT A

Merger Agreement

EXHIBIT B

Stockholder’s Agreement

EXHIBIT C

Loan Agreement

EXHIBIT D

Secured Promissory Note

EXHIBIT E

Security Agreement

EXHIBIT F

Employment Agreement

EXHIBIT G

Exceptions to Company’s Representations and Warranties